EXHIBIT 23.4

KENNETH A. GILL
CHARTERED ACCOUNTANT

FEBRUARY 28, 2003

Independent Auditor’s Consent

To the Board of Directors of Zim Corporation

I consent to the use of my report dated February 21, 2003 with respect to the consolidated financial statements of Zim Corporation at October 17, 2002, October 31, 2002 and January 31, 2003 and for the periods then ended and to the reference to my firm under the heading “Experts” in the prospectus.

/s/ Kenneth A. Gill, CA Kenneth A. Gill, CA Chartered Accountant Ottawa, Ontario, Canada